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                                                                     EXHIBIT 2.4

                                 NON-NEGOTIABLE
                             SECURED PROMISSORY NOTE


         The capitalized and defined terms used in this Non-Negotiable Promissory Note shall have the following meanings:

HOLDER: ZIXIT CORPORATION, a Texas corporation, whose address is One Galleria Tower, 13355 Noel Road, Dallas, Texas 75240-6604.


MAKER:   ___________________________________________________, whose address is
         _____________________________________________.


DATE:    April __, 2000    PLACE OF EXECUTION:              ,
                                               ------------- -----------


PRINCIPAL AMOUNT:                   $
                                     ---------------


GOVERNING LAW:  The laws of Texas,                    MATURITY DATE:
without regard to its conflicts of law                September 1, 2000.
principles, shall govern all matters hereunder.

PLEDGE AGREEMENT: Stock Pledge and                    SECURITY:
Security Agreement of even date herewith              The property described in
from Maker to Holder.                                 and conveyed or encumbered
                                                      by the Pledge Agreement.


         FOR VALUE RECEIVED, Maker, jointly and severally if more than one, hereby promises to pay to Holder, in lawful money of the United States of America at the address of the office of the Holder set forth above, or at such other place as Holder may designate in writing, the Principal Amount, without interest thereon, as follows:

         Maker shall pay to Holder three equal installments of principal, each in an amount equal to one-third of the Principal Amount set forth above, on May 1, 2000, on June 30, 2000 and on September 1, 2000.

The outstanding principal balance of this Note shall not accrue interest unless and until there is a default under this Note, at which time this Note shall bear interest at a rate equal to the lesser of twelve percent (12%) per annum or the highest lawful rate permitted under applicable law until



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repaid in full. This Note may be prepaid in whole or in part prior to the
Maturity Date, without premium or penalty.

         The payment of this Note is secured by the Pledge Agreement, which is by this reference incorporated herein.

         If Maker shall fail to pay the full amount of any installment of principal due under this Note within two (2) business days of the date it is due, or if Maker breaches any of the terms of the Pledge Agreement, and such breach is not cured in accordance with and within the grace period provided by the terms of the Pledge Agreement, or if Maker is adjudicated insolvent or bankrupt or is dissolved or liquidated, then the entire outstanding principal amount hereunder shall become due and payable at the option of the Holder upon written notice to Maker (or, in the event Holder is adjudicated insolvent or bankrupt, without further act or notice). Maker agrees to pay Holder reasonable attorneys' fees and paralegal fees for the services and expenses of counsel employed after acceleration or maturity to collect this Note, or to protect or enforce Holder's rights in the Security (including such fees and expenses incurred in any bankruptcy proceedings or appeals relating to such enforcement proceedings).

         The remedies of Holder as provided herein and in the Pledge Agreement shall be cumulative and concurrent, and may be pursued singly, successively or together, at the sole discretion of Holder, and may be exercised as often as occasion therefor shall arise. No act of omission or commission of Holder, including specifically any failure to exercise any right, remedy or recourse, shall be effective unless it is set forth in a written document executed by Holder and then only to the extent specifically recited therein. A waiver or release with reference to one event shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to any subsequent event.

         Maker hereby: (a) waives demand, presentment for payment, notice of nonpayment, protest, notice of protest and all other notice, filing of suit and diligence in collecting this Note, in enforcing any of the security rights under the Pledge Agreement or in proceedings against the Security; (b) agrees to any substitution, exchange, addition or release of any of the Security or the addition or release of any party or person primarily or secondarily liable hereon; (c) agrees that Holder shall not be required first to institute any suit, or to exhaust its remedies against Maker or any other person or party to become liable hereunder or against the Security in order to enforce payment of this Note; (d) consents to any extension, rearrangement, renewal or postponement of time of payment of this Note and to any other indulgency with respect hereto without notice, consent or consideration to any of the foregoing; and (e) agrees that, notwithstanding the occurrence of any of the foregoing (except the express written release by Holder of Maker), Maker shall be and remain directly and primarily, and jointly and severally if more than one, liable for all sums due under this Note.

         All notices hereunder shall be made in accordance with the terms of the Pledge Agreement. Whenever used in this Note, the singular number shall include the plural, the plural the singular, and the masculine shall include the feminine and the neuter, and the words "Maker" and "Holder" shall



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be deemed to include Maker and Holder as defined herein and their respective successors and assigns.

         This Note shall be construed and enforced in accordance with the Governing Law.

         Maker hereby knowingly, voluntarily and intentionally waives any right Maker may have to a trial by jury in respect of any litigation based herein, or arising out of, under or in connection with this Note or the Pledge Agreement, and any agreement contemplated to be executed in conjunction therewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party. This provision is a material inducement for Holder entering into this loan.

         IN WITNESS WHEREOF, Maker has executed this Note as of the date first hereinabove written.




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